News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Fiscal 2005 Fourth Quarter and Year-End Results and Declares
$0.05 Quarterly Dividend

CHICAGO, June 23, 2005 — Methode Electronics, Inc. (Nasdaq: METH) today announced operating results for the fourth quarter and fiscal year ended April 30, 2005.

For the fiscal 2005 fourth quarter, Methode reported net sales of $115.6 million, and net income of $9.7 million, or $0.27 per share. Net income includes a $1.0 million, or $0.03 per share gain on life insurance policies on two recently deceased former employees. The effective tax rate in the current quarter was higher primarily the result of reduced taxable income at foreign operations with lower statutory rates, which reduced net income $0.02 per share. This compares to fiscal 2004 fourth quarter net sales of $99.7 million and net income of $7.6 million, or $0.21 per share. Net income for the fiscal 2004 fourth quarter included an after tax charge of $0.5 million, or $0.01 per share, related to denial of insurance coverage for certain costs in connection with the settlement of the class A shareholders’ lawsuit, and a $0.5 million, or $0.01 per share, benefit to income tax expense to reduce tax reserves for contingencies no longer considered necessary. In this year’s fourth quarter, the Company incurred third-party Sarbanes-Oxley compliance costs of $1.6 million, or $0.03 per share, compared to no such costs in the fiscal 2004 fourth quarter.

Customer tooling sales in the fiscal 2005 fourth quarter were $13.3 million compared to $3.7 million in the year ago period. Excluding customer tooling, product sales were seven percent higher at $102.3 million in the fiscal 2005 fourth quarter compared to $96.0 million in the same quarter last year.

For the 2005 fiscal year, Methode reported net sales of $392.7 million and net income of $25.5 million, or earnings of $0.71 per share, which includes the $1.0 million insurance gain. The effective tax rate for the 2005 fiscal year was higher primarily the result of reduced taxable income at foreign operations with lower statutory rates, which reduced net income $0.02 per share. This compares with 2004 fiscal year net sales of $358.9 million and net income of $19.7 million, or $0.55 per share. Net income for the 2004 fiscal year included a $2.6 million, or $0.07 per share, charge for costs incurred to eliminate the Company’s dual class stock structure and hostile tender offer for its class B stock; a $1.4 million, or $0.04 per share charge for the closing of its Ireland and UK manufacturing facilities; and a $0.5 million, or $0.01 per share, benefit for the reduction in the reserve for tax contingencies. For the full year, the Company incurred third-party Sarbanes-Oxley compliance costs of $3.4 million, or $0.06 per share, compared to no such costs in the 2004 fiscal year.

Customer tooling sales, for the 2005 fiscal year, were $17.2 million compared to $11.3 million for the 2004 fiscal year. Excluding customer tooling, product sales in the 2005 fiscal year increased eight percent to $375.5 million, compared to $347.6 million in the 2004 fiscal year.

Donald W. Duda, President and Chief Executive Officer said, “Methode had a strong fourth quarter and our full year results were at the high end of our expectations. In automotive, the European and Automotive Safety Technologies business units had solid increases, offsetting lower sales from our domestic Automotive Electronic Controls unit. In non-automotive, our dataMate business had significant revenue growth due primarily to sales of its RJ-45 copper transceiver product. Our Network Bus power distribution business also produced double-digit sales growth. To address the needs of its customers, Network Bus has commenced construction of its Asia facility located just outside of Shanghai, China, and is awaiting delivery of machinery and equipment that will allow Network Bus to mirror its North American product offering in China.”

Mr. Duda continued, “Overall in fiscal 2005, Methode’s automotive business provided modest sales growth. These automotive businesses performed well this year despite the continuing demand to reduce selling prices and upward pressure on direct material costs, while operating in a difficult environment of reduced vehicle sales and market share loss by Methode’s traditional North American OEMs. Our ongoing focus on lean manufacturing, automation, and migration to lower cost manufacturing regions has helped our automotive businesses sustain their performance in what has been a challenging year for Detroit.”

Selling and administrative expense for the 2005 fiscal year represented 13.0 percent of net sales, compared to 12.3 percent in the 2004 fiscal year. This increase is due primarily to expenses such as third-party Sarbanes-Oxley compliance costs, amortization of stock-based compensation, increased research and development costs, expanded sales presence in the Connectivity business, and corporate governance initiatives. In the 2004 fiscal year, certain costs associated with eliminating Methode’s dual-class stock structure increased selling and administrative costs by one percent of net sales.

Balance Sheet and Cash Flow

The cash balance at 2006 fiscal year-end was $87.1 million. This is a $25.4 million increase for the fiscal year compared to a fiscal 2004 decrease in cash of $2.5 million. In fiscal 2004 Methode used $25.8 million to retire the class B common stock. Excluding this use of cash, year-over-year cash generation was relatively consistent. Inventories are up $12.4 million from fiscal 2004, primarily due to automotive tooling projects in process, the Cableco acquisition, and the China expansion.

Dividend

The Board of Directors of Methode Electronics has declared a quarterly dividend of $0.05 per outstanding share of common stock to be paid on July 29, 2005 to shareholders of record at the close of business on July 15, 2005.

Business Outlook

Methode is forecasting 2006 fiscal year net sales of between $385.0 million and $400.0 million with net income in the range of $0.56 and $0.63 per share. Automotive Safety Technology sales are expected to increase, as automakers are required to meet the federal requirement to provide passive occupant detection for front passenger airbag deployment on all vehicles for the 2006 model year and beyond. Network Bus anticipates continued growth from its domestic business with additional increases coming from Asia as well as the joint marketing capability gained from the Cableco acquisition. These increases will be significantly offset by negotiated price reductions and forecasted lower sales from Methode’s traditional North American automotive OEMs along with the Company’s continued transition away from less profitable programs. Methode has targeted approximately $3.2 million for new research and development initiatives in the coming fiscal year as it continues to develop products that will provide a higher value proposition to its customers and open doors to new OEMs and Tier 1 suppliers. Additional expenses are also anticipated from the China manufacturing project of Network Bus Products. In fiscal 2006, Methode will incur increased expense for the amortization of stock-based compensation awards.

For the first quarter of fiscal year 2006 which includes the July automotive model year change-over and related OEM plant shutdowns, Methode is projecting net sales of $85.0 million to $90.0 million with net income between $0.10 and $0.12 per share.

Conference Call

As previously announced, the Company will conduct a conference call led by its Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on June 23, 2005 at 10:00 a.m. Central Time. You may participate on the conference call by dialing 1-877-407-8031 for domestic callers or 201-689-8031 for International callers. Methode also invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. A replay of the call will be available for seven days, by dialing 1-877-660-6853 for domestic callers or 201-612-7415 for International callers, both using playback account number 286 and conference ID number 157277. Replay will also be available on the Company’s website.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website http://www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated June 23, 2005, containing information on Methode’s fourth quarter and year-end reporting periods for fiscal 2005, and offering guidance for its first quarter and full year reporting periods for fiscal 2006, are forward-looking statements that are subject to certain risks and uncertainties. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law. All information in this press release is as of June 23, 2005. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data)
	Three Months Ended April 30,
	2005	2004
Net sales	$115,581	$99,709
Other income	501	146
Cost of products sold	89,158	78,988
Selling and administrative expenses	12,935	10,983
Income from operations	13,989	9,884
Interest, net	438	170
Other income, net	1,064	151
Income before income taxes	15,491	10,205
Income taxes	5,764	2,645
Net income	9,727	7,560
Basic Earnings per Common Share:	$0.27	$0.21
Diluted Earnings per Common Share:	$0.27	$0.21
Average Number of Common Shares outstanding:
Basic	36,130	35,484
Diluted	36,415	35,809
	Year Ended April 30,
	2005	2004

Net sales	$392,725	$358,867
Other income	1,720	2,132
Cost of products sold	306,618	287,800
Selling and administrative expenses	51,185	44,257
Income from operations	36,642	28,942
Interest, net	1,126	553
Other income (expense), net	679	(989)
Income before income taxes	38,447	28,506
Income taxes	12,914	8,825
Net income	25,533	19,681
Basic Earnings per Common Share:	$0.71	$0.55
Diluted Earnings per Common Share:	$0.71	$0.55
Average Number of Common Shares outstanding:
Basic	35,842	35,778
Diluted	36,153	36,083

(In thousands)
	April 30,	April 30,
	2005	2004
Cash	$87,142	$61,757
Accounts receivable — net	65,699	65,360
Inventories	41,583	29,207
Other current assets	10,908	13,031

Total Current Assets	205,332	169,355
Property, plant and equipment — net	92,640	87,755
Goodwill — net	24,738	19,559
Intangible assets — net	20,367	24,266
Other assets	13,604	13,253

Total Assets	$356,681	$314,188

Accounts and notes payable	$32,406	$28,542
Other current liabilities	32,819	28,718

Total current liabilities	65,225	57,260
Other liabilities	8,934	8,344
Shareholders’ equity	282,522	248,584

Total Liabilities and Shareholders’ Equity	$356,681	$314,188

(In thousands)
	Year Ended April 30,
	2005	2004
OPERATING ACTIVITIES
Net income	$25,533	$19,681
Provision for depreciation	17,123	16,867
Amortization of intangibles	4,311	3,913
Amortization of restricted stock awards	1,352	—
Other	(3,365)	3,665

NET CASH PROVIDED BY	44,954	44,126
OPERATING ACTIVITIES
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(18,982)	(19,304)
Acquisitions	(4,374)	(3,641)
Proceeds from life insurance policies	2,309
Other	(6)	6,091

NET CASH USED IN	(21,053)	(16,854)
INVESTING ACTIVITIES
FINANCING ACTIVITIES
Purchase and retirement of Class B shares	—	(25,788)
Proceeds from exercise of stock options	6,462	2,767
Dividends	(7,252)	(8,573)

NET CASH USED IN	(790)	(31,594)
FINANCING ACTIVITIES
Effect of foreign exchange rate changes on cash	2,274	1,818

INCREASE (DECREASE) IN	25,385	(2,504)
CASH AND CASH
EQUIVALENTS
Cash and cash equivalents at beginning of period	61,757	64,261

CASH AND CASH	$87,142	$61,757
EQUIVALENTS AT END OF	======================	=====================
PERIOD